Exhibit 10.11

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED

FROM THIS EXHIBIT PURSUANT TO ITEM 601(a)(6) OF REGULATION S-K.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Managing director service contract

between

ads-tec Energy GmbH, Heinrich-Hertz-Straße 1, 72622 Nürtingen, Germany, represented by its sole shareholder, ads-tec Energy plc, 10 Earlsfort Terrace Dublin 2, D02 T380 Dublin, Ireland, represented by the Chairman of the Board Prof. Dr. Kurt J. Lauk.

- hereinafter referred to as “ads-tec Energy GmbH” or the “Company” -

and

Stefan Berndt-von Bülow, [***]

§ 1
Appointment, suitability requirements

(1)	Mr. Berndt-von Bülow is appointed Managing Director of ads-tec Energy GmbH with effect from October 14, 2024. Mr. Berndt-von Bülow will take up his position on this appointment date.

(2)	The contractual relationship under the law of obligations between ads-tec Energy GmbH and Mr. Berndt-von Bülow is governed conclusively by this service contract.

(3)	Mr. Berndt-von Bülow affirms that he fulfils the personal suitability requirements necessary for the proper performance of his duties as managing director (Section 6 (2) GmbHG). Should there be any changes in this respect after conclusion of the contract, he is obliged to notify the sole shareholder immediately in text form (Section 126b BGB).

§ 2
Tasks, duties and responsibilities

(1)	Mr. Berndt-von Bülow manages the business of ads-tec Energy GmbH together with any other appointed managing directors in accordance with the law, the Articles of Association, the instructions of the sole shareholder, any rules of procedure for the management and this service contract with the diligence of a prudent manager.

(2)	Mr. Berndt-von Bülow holds the title of Chief Financial Officer (CFO) of ads-tec Energy GmbH and reports to the sole shareholder.

(3)	ads-tec Energy GmbH is entitled to assign further and/or other tasks to Mr. Berndt-von Bülow through the rules of procedure or in individual cases through instructions. The assignment of certain areas of responsibility does not release Mr. Berndt-von Bülow from his overall responsibility for ads-tec Energy GmbH.

(4)	Mr. Berndt-von Bülow represents ads-tec Energy GmbH externally in accordance with the Articles of Association and the appointment resolution. ads-tec Energy GmbH may appoint additional managing directors, dismiss managing directors and change the powers of representation or management of all or individual managing directors at any time. In particular, it may reorganize the internal allocation of duties among the managing directors and expand or restrict the scope of transactions and measures whose execution requires the prior written consent of the sole shareholder.

(5)	Mr. Berndt-von Bülow is authorized to carry out all transactions, measures and actions within the scope of the ordinary business operations of ads-tec Energy GmbH, unless his management authority is regulated differently by the Articles of Association of ads-tec Energy GmbH, any rules of procedure for the management, by instructions from the sole shareholder or this service agreement.

(6)	The prior consent of the sole shareholder must be obtained in text form (Section 126b BGB, e-mail is sufficient) in order to carry out transactions, measures and actions that go beyond the ordinary business operations of ads-tec Energy GmbH. This includes, in particular, the business transactions specified in the Articles of Association and the rules of procedure for the management.

(7)	At the request of ads-tec Energy GmbH, Mr Berndt-von Bülow shall assume the management of other companies in the group of companies consisting of the sole shareholder and all its direct and indirect subsidiaries or other mandates on the supervisory board or supervisory board or similar bodies of such companies, as well as of associations, professional associations, clubs or other organizations to which ads-tec Energy GmbH belongs, without separate remuneration or contractual agreement. Remuneration that Mr. Berndt-von Bülow receives for exercising such mandates shall be offset against his remuneration under this contract. Mr. Berndt-von Bülow is obliged to immediately provide ads-tec Energy GmbH with comprehensive information in writing about the receipt of such remuneration, submitting meaningful receipts. Mr. Berndt-von Bülow is further obliged to resign from such offices immediately and to use his best efforts to ensure that successors appointed by ads-tec Energy GmbH succeed him in office when this service agreement ends or the sole shareholder so wishes.

§ 3
Scope and type of activity, secondary employment

(1)	Mr. Berndt-von Bülow shall make his full working capacity available to ads-tec Energy GmbH. Mr. Berndt-von Bülow is not bound to specific times or locations for the provision of services when performing his activities, taking into account the interests of ads-tec Energy GmbH. In principle, Mr. Berndt-von Bülow provides his services at the registered office of ads-tec Energy GmbH in Nürtingen. In this function, Mr. Berndt-von Bülow is responsible in particular for providing the following services to the entire ads-tec Energy Group and its affiliated companies:

-	CFO (Chief Financial Officer) of the Group

-	Corporate Finance

-	Investor Relations / Capital Market

-	Corporate governance (risk management, compliance management, ICS internal controls, SOX)

-	Introduction of SAP and IT responsibility

(2)	Paid or unpaid sideline activities of Mr. Berndt-von Bülow, lecturing or expert activities as well as publications with a publicity effect require the prior consent of the sole shareholder in text form (Section 126b BGB). This also applies to the assumption of offices in supervisory bodies of other companies and honorary positions in organizations, insofar as ads-tec Energy GmbH is not a member of these itself. The consent given to the assumption of a secondary activity or office is revocable under the same conditions, whereby in the event of revocation, any time limits for the proper termination of the activity in question shall be taken into account by ads-tec Energy GmbH.

(3)	Excluded from§ 3(1,2) is a secondary activity as a member of the Supervisory Board of innoscripta AG, Arnulfstraße 60, 80335 Munich.

(4)	Mr. Berndt-von Bülow is entitled to be available to Mynaric AG in an advisory capacity to a limited extent until December 31, 2024.

§ 4
Duration of contract, fixed term and termination, leave of absence

(1)	This agreement enters into force with effect from October 14, 2024 and ends on October 31, 2027 without the need for termination. Both contracting parties may terminate the contract with a notice period of 6 months to the end of the first half of the year or the end of the year.

(2)	Any notice of termination must be in writing (Section 126 BGB); electronic form (Section 126a BGB) and text form (Section 126b BGB) are excluded. Any notice of termination given without observing this form is legally invalid.

(3)	ads-tec Energy GmbH is entitled to remove Mr. Berndt-von Bülow from his position as Managing Director at any time.

(4)	Notwithstanding the above provisions, the employment relationship shall end, without notice of termination being required, at the end of the month in which Mr. Berndt-von Bülow has fulfilled the requirements for entitlement to a standard old-age pension under the statutory pension insurance scheme or at the time from which Mr. Berndt-von Bülow draws an old-age pension, irrespective of the legal basis. The employment relationship shall also end without notice of termination at the end of the month in which Mr. Berndt-von Bülow receives notification from a pension insurance provider of an unlimited pension due to reduced earning capacity. If the corresponding pension commences later, the employment relationship shall only end at the end of the day preceding the commencement of the pension. ads-tec Energy GmbH must be informed immediately of receipt of the pension notice.

(5)	ads-tec Energy GmbH is entitled to release Mr. Berndt-von Bülow from the obligation to provide the service at any time, in particular in the event of the dismissal of Mr. Berndt-von Bülow, his resignation from office or the termination of the employment contract by one of the parties, while continuing to pay the contractually owed remuneration, or to transfer him to another reasonable area of responsibility. The remainder of the contract shall not be affected by this. In this respect, the duty of confidentiality and the contractual non-competition clause in particular remain in force.

(6)	The right to terminate the employment contract for good cause in accordance with § 626 BGB remains unaffected.

§ 5
Remuneration

(1)	Mr. Berndt-von Bülow receives a fixed annual salary of EUR 300,000.00 gross, payable in 12 equal monthly instalments of EUR 25,000.00 gross each. The remuneration is due on the last day of the calendar month for cashless payment to the domestic account designated by Mr. Berndt-von Bülow.

(2)	In addition, Mr. Berndt-von Bülow receives variable remuneration in the form of a discretionary bonus of up to EUR 150,000.00 gross per year if 100% of the targets set out in the ads-tec Energy GmbH business plan are achieved. Each annual bonus is paid out in euros within 90 days of the end of the financial year in which the services to be assessed were provided in accordance with the applicable regulations of ads-tec Energy GmbH for bonus payments .

(3)	During the term of this Agreement, Mr. Berndt-von Bülow is also eligible to receive stock options and other stock option-based awards under the Holdco 2021 Omnibus Incentive Plan or any successor plan. Such grants will be made at the sole discretion of the Remuneration Committee of the Board of Directors of Holdco (ads-tec Energy plc) and ads-tec Energy plc is under no obligation to grant such grants of share option-based awards in any year.

(4)	If measures are successfully implemented at the level of Holdco that lead to the inflow of new equity from external sources to Holdco, e.g. through the admission of new shareholders (hereinafter “capital inflow”), Mr. Berndt-von Bülow is entitled to an additional gross bonus (hereinafter “special bonus”) of 1% of the capital inflow (refers to the net capital that the company has newly received after deduction of all costs, such as consultants, banks and lawyers). The raising of loans, other borrowed capital and all measures that restrict Holdco’s financial capacity to act in a comparable manner to loans requiring repayment do not constitute an inflow of capital. The special bonus is paid out in euros during the year at the time of the capital inflow. There is no entitlement to the special bonus if Mr. Berndt-von Bülow’s employment contract no longer exists at the time of the capital inflow. Mr. Berndt-von Bülow is not entitled to a resolution on measures that would lead to an inflow of capital.

§ 6
Company car

(1)	ads-tec Energy GmbH shall provide Mr. Berndt-von Bülow with a category 6 company car (e.g. Tesla Model S) in accordance with the usual internal company regulations, also for unrestricted private use. ads-tec Energy GmbH is entitled to revoke the provision of the company car if Mr. Berndt-von Bülow is released from the obligation to perform his work or is unable to do so due to illness lasting more than six weeks. The revocation may only be exercised in such a way that the provision of the company car ceases at the end of the calendar month. In the event of revocation of the company car transfer, Mr. Berndt-von Bülow is obliged to return the company car in proper condition at the registered office of ads-tec Energy GmbH in Nürtingen at the time of termination of the transfer. A right of retention is excluded.

(2)	ads-tec Energy GmbH shall bear the costs of tax and insurance (fully comprehensive insurance without excess and passenger accident insurance). The company also bears all costs for fuel, lubricants, maintenance work, wearing parts and repairs required to maintain the company car.

(3)	Mr. Berndt-von Bülow shall bear the tax obligation resulting from the non-cash benefit of private use in accordance with the applicable tax regulations.

§ 7
Fringe benefits

(1)	Mr. Berndt-von Bülow shall be included in the group accident insurance of ads-tec Energy GmbH under the applicable conditions. The contribution for the group accident insurance shall be borne by ads-tec Energy GmbH and shall be taxed by Mr. Berndt-von Bülow as a non-cash benefit, if applicable.

(2)	Mr. Berndt-von Bülow is included in the Directors & Officers insurance.

§ 8
Reimbursement of expenses / rented apartment

(1)	In order to perform his duties, Mr. Berndt-von Bülow is entitled to reimbursement of his expenses and out-of-pocket expenses incurred by him in the proper performance of this employment contract for ads-tec Energy GmbH. The expenses shall be documented in each individual case in accordance with the tax regulations, unless lump sums permitted under the tax regulations are charged.

(2)	For business trips, Mr. Berndt-von Bülow may use the company car and, if necessary, a rental car, train or plane. First class travel costs are reimbursed for rail travel, economy class tickets for air travel and business class tickets for international flights. Rental cars can be hired in the same amount as the company car.

(3)	In particular, the company shall bear the costs of hotel accommodation for Mr. Berndt-von Bülow at the company’s registered office. The contracting parties intend to agree in the medium term that the company will bear the costs of a rented apartment that is rented for or by Mr. Berndt-von Bülow at the company’s registered office. A monthly rent of up to EUR 800 is envisaged.

(4)	Insofar as the reimbursement of expenses is taxable, Mr. Berndt-von Bülow shall bear the taxes due thereon.

§ 9
Continued payment of remuneration in the event of illness, accident, death

(1)	If Mr. Berndt-von Bülow is unable to perform his services due to illness or accident through no fault of his own, ads-tec Energy GmbH shall continue to pay him the fixed monthly remuneration for a period of three months, at the longest for the duration of the employment contract. Mr. Berndt-von Bülow must allow any sickness benefit, daily sickness allowance or pension he receives from health insurance funds or insurance companies to be offset against these payments, insofar as this is legally permissible and benefits are not based exclusively on his contributions.

(2)	In the event of his injury by a third party and an inability to work through no fault of his own as a result, Mr. Berndt-von Bülow assigns to the company all claims against the third party up to the amount of the continued remuneration owed by the company under this employment contract.

(3)	If Mr. Berndt-von Bülow dies during the term of the employment contract, the spouse or registered partner is entitled to payment of the fixed remuneration for the month of death and the following three months. If Mr. Berndt-von Bülow’s spouse or registered partner has already died, the claim is due to the dependent children as joint creditors.

§ 10
Recreational vacation

(1)	Mr. Berndt-von Bülow is entitled to an annual paid vacation of 30 working days. The leave is determined by the company in accordance with operational requirements, taking into account Mr. Berndt-von Bülow’s wishes.

(2)	As a rule, leave must be applied for and taken by Mr. Berndt-von Bülow in the current calendar year. The leave may only be carried over to the next calendar year if this is justified by urgent operational reasons or reasons relating to Mr. Berndt-von Bülow. In the event of carryover, the leave must be granted and taken in the first three months of the following calendar year.

§ 11
Compliance, data protection

(1)	As part of his supervisory and organizational duties, Mr. Berndt-von Bülow must ensure through a compliance programme that legal requirements are observed in the course of business and that criminal offences are prevented.

(2)	Mr. Berndt-von Bülow may only accept gifts or other benefits from third parties who have a direct or indirect business relationship with the company or who initiate such a business relationship with the company with the prior written consent of the shareholders’ meeting.

§ 12
Data protection

(1)	Mr. Berndt-von Bülow is obliged to handle personal data confidentially. This applies to personal data of colleagues and employees as well as customers. This confidentiality obligation shall continue to apply even after termination of the employment relationship. Mr. Berndt-von Bülow has received, read, understood and signed the “Obligation of Confidentiality” attached to this contract.

(2)	Mr. Berndt-von Bülow declares that he has taken note of the “Data protection information in accordance with the EU General Data Protection Regulation”.

§ 13
Confidentiality of confidential information

(1)	Mr. Berndt-von Bülow must maintain confidentiality about all matters of ads-tec Energy GmbH of which he becomes aware and which are business secrets within the meaning of Section 2 No. 1 of the German Act on the Protection of Business Secrets (GeschGehG) (confidentiality obligation). The duty of confidentiality he also extends to such facts that the company designates as confidential or for which it is clear from the circumstances that they may not be disclosed to third parties. In particular, Mr. Berndt-von Bülow is prohibited from disclosing the aforementioned confidential information of ads-tec Energy GmbH to third parties.

a)	to unauthorized persons inside or outside the company or to allow such unauthorized persons access to the confidential information,

b)	for purposes other than the fulfillment of its contractual obligations,

c)	by observing, examining, disassembling or testing a product or item of the Company that has not been made publicly available (so-called reverse engineering) or attempting to do so, unless this is necessary to fulfill its contractual obligations, or

d)	from the lawful control of the company.

(2)	The duty of confidentiality also extends to the confidential information of other companies with which the company is affiliated within the meaning of Section 15 AktG as described in paragraph(1) .

(3)	Mr. Berndt-von Bülow undertakes not to unlawfully use, obtain or provide the company with confidential information of third parties (e.g. of a former employer or a company with which ads-tec Energy GmbH is in business contact) within the scope of his employment relationship with ads-tec Energy GmbH. If there is any doubt as to whether the use, acquisition or procurement of certain third-party information would be lawful within the scope of the existing employment relationship with the company, instructions to this effect must be obtained from the management.

(4)	Mr. Berndt-von Bülow’s obligation to maintain confidentiality shall continue to apply after termination of the employment relationship, notwithstanding any further statutory provisions. Mr. Berndt-von Bülow may not use the confidential information to be kept secret by passing it on to third parties. However, the confidentiality obligation does not apply if

a)	the disclosure of information is made with the consent of the company, is clearly necessary in its interests or is obviously not detrimental to the company,

b)	there is a legal obligation of Mr. Berndt-von Bülow to provide information about the respective information (e.g. to the tax office, the employment agency or the spouse),

c)	one of the exceptions set out in Section 5 GeschGehG applies to trade secrets,

d)	which Mr. Berndt-von Bülow is entitled to report or disclose confidential information in accordance with the provisions of the HinSchG ,

e)	the respective information has already become generally known at the respective time without violating the confidentiality obligation incumbent on Mr. Berndt-von Bülow,

f)	Mr. Berndt-von Bülow uses the respective information only as pure empirical knowledge,

g)	Mr. Berndt-von Bülow would be restricted in his professional activity by the obligation to maintain confidentiality of the respective information in the sense of a post-contractual non-competition clause pursuant to sec. § 74 HGB or

h)	due to the passage of time or for other reasons, the company obviously has no legitimate interest (any longer) in maintaining the confidentiality of the respective information.

(5)	In case of doubt about the existence and scope of the confidentiality obligation, Mr. Berndt-von Bülow is obliged to obtain instructions from the management in this regard. This also applies after termination of the employment relationship.

For each culpable breach of this confidentiality agreement by Mr. Berndt-von Bülow, he shall pay a contractual penalty in the amount of 1/12 of the last fixed annual remuneration received. However, if Mr. Berndt-von Bülow breaches his obligations several times or permanently within a calendar month, he shall only have to pay the contractual penalty for this calendar month once. If one or more breaches occur again in the following month, or if a breach from the previous month continues, a contractual penalty shall be forfeited again for this following month. The same shall apply to the months following the subsequent month. Further claims shall remain unaffected; ads-tec Energy GmbH reserves the right in particular to assert claims for injunctive relief, destruction, information and damages.

§ 14
Obligation to return

(1)	At the time of termination of the employment contract and upon release from the obligation to work, Berndt-von Bülow is obliged, without being requested to do so, to immediately return all documents, correspondence, records, plans, drafts, calculations and the like relating to his work and concerning the affairs of ads-tec Energy GmbH that are in his (also indirect) possession to the company at its registered office. This obligation also extends to duplicates and photocopies.

(2)	The obligation to return also includes all items owned by ads-tec Energy GmbH or affiliated companies or provided to Mr. Berndt-von Bülow by the company in the course of his work, in particular the company car, data processing equipment and data and program carriers, including data and program carriers belonging to Mr. Berndt-von Bülow on which programs of the company or the company’s affiliated companies and/or data relating to these companies are stored. Mr. Berndt-von Bülow shall assure ads-tec Energy GmbH in writing that he has fully complied with the aforementioned obligations to surrender and has made all data and program carriers of the aforementioned type belonging to him available to the company for deletion.

(3)	The assertion of a right of retention by Mr. Berndt-von Bülow with regard to the obligations to surrender that apply to him in accordance with (1) and (2) of this provision is excluded.

§ 15
Contractual non-competition clause

(1)	During the term of the employment contract, Mr. Berndt-von Bülow is prohibited from working for another company or a third party in an independent, dependent or other manner. This applies in particular to companies and third parties with which ads-tec Energy GmbH or a company affiliated with it is in direct or indirect competition.

(2)	Mr. Berndt-von Bülow is also prohibited from establishing, acquiring or participating in a company during the term of his employment contract. This excludes equity investments in shares traded on the stock exchange and other forms of investment for the purpose of private investment, provided they do not exert any entrepreneurial influence.

§ 16
Customer protection and non-solicitation

(1)	For a period of 18 months after the end of his employment, Mr. Berndt-von Bülow will not solicit customers for himself or in an independent, dependent or other manner for third parties, either directly or indirectly.

“Customers” within the meaning of this paragraph are only customers who belonged to the clientele of ads-tec Energy GmbH or an affiliated company with the same or similar business purpose (“Relevant Companies”) in the business areas for which the Managing Director was responsible in the two years prior to the end of the employment relationship.

“Solicitation” within the meaning of this paragraph includes (i) accepting, processing or soliciting orders or business from customers or (ii) otherwise influencing customers with the intention of terminating the contractual relationship with ads-tec Energy GmbH or a relevant company or reducing, limiting or otherwise adversely affecting the scope of the contractual relationship.

(2)	Mr. Berndt-von Bülow undertakes to refrain from any direct or indirect solicitation of employees or executive bodies of ads-tec Energy GmbH or a relevant company for his own company or a third party, as well as any attempt or involvement in such solicitation, for a period of 24 months after leaving ads-tec Energy GmbH.

§ 17
Subsidiary agreements, text form

No ancillary agreements have been made. Amendments and additions to this contract must be made in text form to be effective (Section 126b BGB). This also applies to the revocation, amendment or supplementation of the text form requirement itself. Individual agreements always take precedence and also apply without observing the formal requirement (Section 305b BGB).

§ 18
Final provisions

(1)	Should any provision of this service contract be or become invalid or unenforceable in whole or in part, this shall not affect the validity of the remaining provisions of this service contract. In such a case, the parties are obliged to replace the invalid or unenforceable provision with a legally permissible or enforceable provision that comes closest to the economic purpose of the invalid or unenforceable provision.

(2)	Both parties confirm with their signature that they have each received an original copy signed by both parties.

Nürtingen, the August 20, 2024	Nürtingen, the August 20, 2024

/s/ Kurt J. Lauk	/s/ Stefan Berndt-von Bülow
Prof. Dr. Kurt J. Lauk for the Shareholder ads-tec Energy PLC, Ireland	Stefan Berndt-von Bülow